Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors and the Stockholders of Zoetis Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-186367, 333-189573, 333-200073 and 333-226481) on Form S-8 (No. 333-226450) and on Form S-3 of Zoetis Inc. and subsidiaries of our reports dated February 14, 2019, with respect to the consolidated balance sheets of Zoetis Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedules II - Valuation and Qualifying Accounts (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Zoetis Inc. and subsidiaries.
Our report dated February 14, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states the Company acquired Abaxis Inc. during 2018, which management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2018.

/s/ KPMG LLP
Short Hills, New Jersey
February 14, 2019